Crowe Horwath

Crowe Horwath LLP
Member Horwath International

15233 Ventura Boulevard, Ninth Floor
Sherman Oaks, California 91403-2250
Tel 818.501.5200
Fax 818.907.9632
www.crowehorwath.com

December 2, 2009

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4 of Form 8-K of New Dragon Asia Corp. dated and filed on December 2, 2009, and are in agreement with those statements.

Crowe Horwath LLP

Sherman Oaks, California

cc: Mr. Zhi Yong Jiang
Audit Committee Chairman
New Dragon Asia Corporation
Suite 2808
International Chamber of Commerce Tower
Fuhua Three Road
Shenzhen, P.R.C.